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                                                              Page 1 of 10 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                   Tanox, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   87588Q 10 9
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]    Rule 13d-1(b)
                  [ ]    Rule 13d-1(c)
                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 87588Q 10 9                                         Page 2 of 10 Pages

--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Nancy T. Chang
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

             (a)  [X]
             (b)  [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
                                         5    SOLE VOTING POWER
              NUMBER OF                       6,963,770 (1)
         SHARES BENEFICIALLY    ------------------------------------------------
              OWNED BY                   6    SHARED VOTING POWER
           EACH REPORTING                     ---
                                ------------------------------------------------
               PERSON                    7    SOLE DISPOSITIVE POWER
                WITH                          6,963,770 (1)
--------------------------------------------------------------------------------
                                         8    SHARED DISPOSITIVE POWER
                                              ---
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             6,963,770 (1)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             15.72%(1)
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

 (1) Includes (i) 130,400 shares that may be acquired by Ms. Chang within 60 days upon the exercise of outstanding employee stock options, (ii) 3,076,866 shares held by the Nancy Chang GRAT (3/6/01), (iii) 34,816 shares held by AMC Ventures, L.P., and (iv) 243,074 shares held by the Nancy Chang GRAT. Ms. Chang is the President of Apex Enterprises, Inc., the sole general partner of AMC Ventures, L.P., and is the beneficial owner of shares held by that partnership.

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CUSIP NO. 87588Q 10 9                                         Page 3 of 10 Pages

--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Robinhood Ventures, L.P. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

             (a)  [X]
             (b)  [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The limited partnership was formed under the laws of the
             State of Delaware
--------------------------------------------------------------------------------
                                         5    SOLE VOTING POWER
              NUMBER OF                       ---
         SHARES BENEFICIALLY    ------------------------------------------------
              OWNED BY                   6    SHARED VOTING POWER
           EACH REPORTING                     ---
               PERSON           ------------------------------------------------
                WITH                     7    SOLE DISPOSITIVE POWER
                                              ---
--------------------------------------------------------------------------------
                                         8    SHARED DISPOSITIVE POWER
                                              ---
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             ---
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN SHARES
             [  ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             ---%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
             PN
--------------------------------------------------------------------------------
(1) Robinhood Ventures, L.P. made liquidating distributions of all its shares of Tanox, Inc. stock in June 2001, to Nancy T. Chang and the Nancy Chang GRAT (3/6/01).

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CUSIP NO. 87588Q 10 9                                         Page 4 of 10 Pages
--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AMC Ventures, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

             (a)  [X]
             (b)  [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The limited partnership was formed under the laws of the
             State of Delaware
--------------------------------------------------------------------------------
                                         5    SOLE VOTING POWER
              NUMBER OF                       34,816
         SHARES BENEFICIALLY    ------------------------------------------------
              OWNED BY                   6    SHARED VOTING POWER
           EACH REPORTING                     ---
               PERSON           ------------------------------------------------
                WITH                     7    SOLE DISPOSITIVE POWER
                                              34,816
--------------------------------------------------------------------------------
                                         8    SHARED DISPOSITIVE POWER
                                              ---
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             34,816
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             .08%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
             PN

--------------------------------------------------------------------------------

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CUSIP NO. 87588Q 10 9                                         Page 5 of 10 Pages
--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Apex Enterprises, Inc. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

             (a)  [ X ]
             (b)  [   ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             The corporation was formed under the laws of the State of Delaware
--------------------------------------------------------------------------------
                                         5    SOLE VOTING POWER
              NUMBER OF                       34,816
         SHARES BENEFICIALLY    ------------------------------------------------
              OWNED BY                   6    SHARED VOTING POWER
           EACH REPORTING                     ---
               PERSON           ------------------------------------------------
                WITH                     7    SOLE DISPOSITIVE POWER
                                              34,816
--------------------------------------------------------------------------------
                                         8    SHARED DISPOSITIVE POWER
                                              ---
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             34,816(1)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES
             [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             .08%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------
(1) Apex Enterprises, Inc. is the sole general partner of AMC Ventures, L.P. and is deemed to beneficially own the 34,816 shares held by it.

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CUSIP NO. 87588Q 10 9                                         Page 6 of 10 Pages

ITEM 1.

 Item 1(a)  Name of Issuer:              Tanox, Inc.
 Item 1(b)  Address of Issuer's          10301 Stella Link
            Principal Executive Offices: Houston, Texas 77025

ITEM 2.

 Item 2(a)  Name of Person Filing:       Nancy T. Chang
 Item 2(b)  Address of Principal         4888 Loop Central Drive, Suite 820
            Business Office:             Houston, Texas 77081
 Item 2(c)  Citizenship:                 United States
 Item 2(d)  Title of Class:              Common Stock
 Item 2(e)  CUSIP Number:                87588Q 10 9

 Item 2(a)  Name of Person Filing:       Robinhood Ventures, L.P.
 Item 2(b)  Address of Principal         c/o Nancy T. Chang
            Business Office:             4888 Loop Central Drive, Suite 820
                                         Houston, Texas 77081
 Item 2(c)  Citizenship:                 The limited partnership was formed
                                         under the laws of the State of Delaware
 Item 2(d)  Title of Class:              Common Stock
 Item 2(e)  CUSIP Number:                87588Q 10 9

 Item 2(a)  Name of Person Filing:       AMC Ventures, L.P.
 Item 2(b)  Address of Principal         c/o Nancy T. Chang
            Business Office:             4888 Loop Central Drive, Suite 820
                                         Houston, Texas 77081
 Item 2(c)  Citizenship:                 The limited partnership was formed
                                         under the laws of the State of Delaware
 Item 2(d)  Title of Class:              Common Stock
 Item 2(e)  CUSIP Number:                87588Q 10 9

 Item 2(a)  Name of Person Filing:       Apex Enterprises, Inc.
 Item 2(b)  Address of Principal         c/o Nancy T. Chang
            Business Office:             4888 Loop Central Drive, Suite 820
                                         Houston, Texas 77081
 Item 2(c)  Citizenship:                 The corporation was formed
                                         under the laws of the State of Delaware
 Item 2(d)  Title of Class:              Common Stock
 Item 2(e)  CUSIP Number:                87588Q 10 9

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CUSIP NO. 87588Q 10 9                                         Page 7 of 10 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [  ]        Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).
         (b)  [  ]        Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).
         (c)  [  ]        Insurance Company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).
         (d)  [  ]        Investment Company registered under section 8 of the
                          Investment Company Act of 1940 (15 (U.S.C. 80a-8).
         (e)  [  ]        An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
         (f)  [  ]        An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)  [  ]        A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)  [  ]        A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act(12 U.S.C. 1813);
         (i)  [ ]         A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [  ]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

        Nancy T. Chang:

        (a)      Amount Beneficially Owned: 6,963,770 (see footnote 1 on page 2)
        (b)      Percent of Class: 15.72%
        (c)      Number of Shares as to which such person has:
                 (i)      Sole power to vote or to direct the vote:   6,963,770
                 (ii)     Shared power to vote or to direct the vote:      none
                 (iii)    Sole power to dispose or to direct the
                          disposition of:                             6,963,770
                 (iv)     Shared power to dispose or to direct the
                          disposition of                                   none

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CUSIP NO. 87588Q 10 9                                         Page 8 of 10 Pages

      AMC Ventures, L.P.:

      (a)      Amount Beneficially Owned: 34,816
      (b)      Percent of Class: .08%
      (c)      Number of Shares as to which such person has:
               (i)      Sole power to vote or to direct the vote:       34,816
               (ii)     Shared power to vote or to direct the vote:       none
               (iii)    Sole power to dispose or to direct the
                        disposition of:                                 34,816
               (iv)     Shared power to dispose or to direct the
                        disposition of                                    none

      Apex Enterprises, Inc.:

      (a)      Amount Beneficially Owned: 34,816
      (b)      Percent of Class: .08%
      (c)      Number of Shares as to which such person has:
               (i)      Sole power to vote or to direct the vote:       34,816
               (ii)     Shared power to vote or to direct the vote:       none
               (iii)    Sole power to dispose or to direct the
                        disposition of:                                 34,816
               (iv)     Shared power to dispose or to direct the
                        disposition of                                    none

ITEM 5.  Ownership of Five Percent or Less of a Class

         Robinhood Ventures, L.P. made liquidating distributions of all its shares of Tanox Inc. stock in June 2001 to Nancy T. Chang and the Nancy Chang GRAT (3/6/01).

ITEM 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not Applicable

ITEM 8.  Identification and Classification of Members of the Group

         Not Applicable

ITEM 9.  Notice of Dissolution of Group

         Not Applicable

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CUSIP NO. 87588Q 10 9                                         Page 9 of 10 Pages

ITEM 10. Certification

         Not Applicable

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CUSIP NO. 87588Q 10 9                                        Page 10 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2002

                                       Nancy T. Chang
                                       --------------------------
                                       Nancy T. Chang


                                       ROBINHOOD VENTURES, L.P.

                                       BY: APEX  ENTERPRISES, INC.,
                                           ITS SOLE GENERAL PARTNER


                                       By:      Nancy T. Chang
                                          -------------------------------------
                                                Nancy T. Chang, President


                                       AMC VENTURES, L.P.

                                       BY: APEX  ENTERPRISES, INC., ITS SOLE
                                           GENERAL PARTNER


                                       By:      Nancy T. Chang
                                          -------------------------------------
                                                Nancy T. Chang, President


                                       APEX  ENTERPRISES, INC.


                                       By:      Nancy T. Chang
                                          -------------------------------------
                                                Nancy T. Chang, President


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                                  EXHIBIT INDEX

EXHIBIT 99       Joint filing agreement